Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement of Rekor Systems, Inc. on Form S-3 of our report dated February 15, 2024 on the financial statements of All Traffic Data Services, LLC, as of December 31, 2022 and for the year ended December 31, 2022, which is included in the Current Report on Form 8-K/A of Rekor Systems, Inc. filed with the Securities and Exchange Commission on February 15, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Crowe LLP

Denver, Colorado
February 27, 2024